Exhibit 99.1

DRIL-QUIP, INC. ANNOUNCES THIRD QUARTER 2021 RESULTS

HOUSTON, October 28, 2021 — Dril-Quip, Inc. (NYSE: DRQ), (the “Company” or “Dril-Quip”) today reported operational and financial results for the third quarter of 2021.

Key highlights for the third quarter of 2021 included:

•
Increased revenue to $83.0 million on higher aftermarket activity in the Western Hemisphere;
•
Recorded third quarter net loss of $11.1 million, or $0.31 per share, an improvement of $7.9 million, or $0.23 per share, from the second quarter of 2021;
•
Reported adjusted EBITDA of $4.0 million, or 4.8% of revenue, driven by improved aftermarket and downhole tools activity;
•
Generated net cash provided by operating activities of $9.3 million and free cash flow of $7.0 million, or 8.5% of revenue;
•
Initiated additional stock purchases under the previously Board authorized share repurchase program; and
•
Achieved targeted $10 million in annualized productivity gains ahead of schedule.

Blake DeBerry, Dril-Quip’s Chief Executive Officer, commented, “Our third quarter results are evidence of continued execution of our strategic growth pillars, while also demonstrating the challenges represented by depressed levels of product orders over the past several quarters, including bookings of approximately $41 million for the third quarter. We achieved a new high in quarterly revenue in our downhole tools business since the acquisition in 2016 for the second time this year. We also continued to expand our reach with our e-Series products during the quarter receiving orders for deep water expandable liner hangers in new markets in Asia Pacific and the Caribbean.”

“We believe our strategic growth pillars are setting the foundation to outperform the market in a recovery; however, we have not yet seen product orders resume to pre-pandemic levels. As a result, we are experiencing increased pressure on our product revenue and margins impacted by customer and product mix. We believe that this is temporary and are encouraged by the stabilization of oil and gas prices being seen in the market as the global economy continues to recover. These sustained higher prices and energy shortages in parts of the world are examples of the continued need for hydrocarbons in the energy supply mix for years to come. Although we are still uncertain of some customer plans as they formalize budget plans for 2022, we are seeing activity increases in the shorter cycle onshore areas that are most suited to our downhole tools business. Additionally, increased service and leasing revenues in the quarter are a good leading indicator that our customers are getting back to work and consuming their inventory of our products. As we look toward Q4 and the first half of 2022 we are encouraged by indications of increased activity by our independent exploration and production customers that are seeking to take advantage of higher commodity prices. Lastly, we expect that the larger integrated oil companies will begin to look at placing new orders in the back half of 2022 should commodity prices continue to remain at or near current levels. Our view on fourth quarter bookings remains unchanged and expect bookings will be at the high end of our $40 to $60 million range. However, we will continue to monitor market conditions and respond accordingly.”

“Even with these ongoing challenges, we have been able to generate strong free cash flow during the year, including $7 million during the third quarter. Our efforts to manage our working capital while exercising capital discipline are the primary drivers of this success. As a result of this cash flow and the resulting strong financial position on the balance sheet, we opportunistically resumed the repurchase of Company shares during the quarter. We are optimistic about the future of Dril-Quip and will continue to evaluate ways to create value to shareholders as we prepare to emerge from this demand driven downcycle.”

In conjunction with today’s release, the Company posted a new investor presentation entitled “Third Quarter 2021 Supplemental Earnings Information” to its website, www.dril-quip.com, on the “Events & Presentations” page under the Investors tab. Investors should note that Dril-Quip announces material financial information in Securities and Exchange Commission (“SEC”) filings, press releases and public conference calls. Dril-Quip may use the Investors section of its website (www.dril-quip.com) to communicate with investors. It is possible that the financial and other information posted there could be deemed to be material information. Information on Dril-Quip’s website is not part of this release.

Operational and Financial Results

Revenue, Cost of Sales and Gross Operating Margin

Consolidated revenue for the third quarter of 2021 was $83.0 million, up $2.2 million from the second quarter of 2021 and down $8.3 million from the third quarter of 2020. The sequential increase in revenue was driven by increased service and rental activity, particularly in the Gulf of Mexico and higher product revenue in the Eastern Hemisphere. The decline in revenue year-over-year was primarily attributed to lower product revenues in Asia Pacific and the Eastern Hemisphere as a result of delays in customer orders and activity as a result of the pandemic. This was partially offset by downhole tools product line growth and increased technical advisory and leasing aftermarket revenues.

Cost of sales for the third quarter of 2021 was $62.8 million, an increase of $1.3 million sequentially and a decrease of $4.4 million compared to the prior year. Gross operating margin for the third quarter of 2021 was 24.3%, slightly up compared to 23.8% for the second quarter of 2021 and a decrease from 26.4% in the third quarter of 2020. Gross margin rose sequentially due to increased contribution from aftermarket services in the Western Hemisphere, which was partially offset by a decrease in product revenues in Asia Pacific, increased freight charges and unfavorable mix. The decline in gross margin year-over-year was primarily related to decreased product revenues in Asia Pacific and the Eastern Hemisphere, partially offset by higher technical advisory and leasing margins in the Western Hemisphere and Asia Pacific.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expense for the third quarter of 2021 was $25.3 million, a decrease of $4.3 million compared to the second quarter of 2021 and an increase of $4.4 million compared to the third quarter of 2020. The sequential decline in SG&A was primarily due to lower legal costs associated with FMC Technologies lawsuit, partially offset by higher professional services related to our global strategic planning exercise. The year-over-year increase in SG&A can be attributed to reinstatement of the employee short-term incentive compensation plan and higher professional fees. Engineering and product development expenses for the third quarter of 2021 were $3.5 million compared to $3.7 million in the second quarter of 2021 and $4.0 million in the third quarter of 2020. The decrease sequentially and year-over-year was driven by cost reduction actions including reprioritization and completion of certain research and development projects.

Net Income, Adjusted EBITDA and Free Cash Flow

For the third quarter of 2021, the Company reported net loss of $11.1 million, or $0.31 per share, compared to a net loss of $19.1 million, or $0.54 per share, for the second quarter of 2021 and net income of $14.3 million, or $0.41 per diluted share, for the third quarter of 2020. The sequential improvement in net loss was a result of decreased SG&A expense. The decrease in net income year-over-year can primarily be related to the aforementioned higher SG&A expense and a decrease in income tax benefits.

Adjusted EBITDA totaled $4.0 million for the third quarter of 2021 compared to $2.6 million for the second quarter of 2021 and $10.2 million for the third quarter of 2020. The sequential increase in adjusted EBITDA results from a non-recurrence of charges related to the forge facility lease cancelation and higher aftermarket contribution. This was partially offset by lower product margins due to mix and increased freight expense. The decrease in adjusted EBITDA year-over-year was due to declines in product revenues as a result lower orders throughout 2020 and higher SG&A for the reasons previously noted.

Net cash provided by operations was $9.3 million and free cash flow was approximately $7.0 million for the third quarter of 2021. The decrease in net cash provided by operations of $2.0 million compared to the second quarter of 2021 was primarily driven by a decrease in accounts payable and other accrued expenses, partially offset by improved conversion of unbilled receivables and a reduction of inventory. Capital expenditures in the third quarter of 2021 were approximately $1.9 million related to machinery and rental tools spend at our operations facility in Houston.

Productivity Improvements and Liquidity

In the first quarter of 2021, the Company announced its plans to target productivity gains of approximately $10 million in annualized savings, of which approximately $5 million is expected to be realized in 2021. The majority of these planned gains relate to the further refinement of our manufacturing and supply chain operations as part of the Company’s LEAN journey. The Company has achieved these productivity gains ahead of its completion target of year-end 2021.

Dril-Quip’s cash and cash equivalents as of September 30, 2021 was $375.2 million, which, together with amounts available under the asset-based lending (ABL) facility, resulted in approximately $406.3 million of available liquidity. The Company plans to use its strong liquidity position and debt-free balance sheet to ensure its ability to invest in innovative technology, pursue strategic acquisitions, and maintain the financial flexibility to respond quickly to increased customer activity and demand during a market recovery.

Share Repurchases

For the three-month period ended September 30, 2021, the Company purchased 45,225 shares under its share repurchase plan authorized by the Board of Directors in February of 2020 at an average price of approximately $25.02 per share totaling approximately $1.1 million and retired such shares. In October 2021, the Company purchased an additional 343,315 shares at an average price of approximately $25.81 per share totaling approximately $8.9 million and retired such shares. The Company has purchased approximately $62 million of the $100 million authorized by the Board. The Company continues to evaluate the amount and timing of its share repurchases and intends for the total amount of shares repurchased in 2021 to not exceed its full year free cash flow generation.

About Dril-Quip

Dril-Quip is a leading manufacturer of highly engineered drilling and production equipment for use onshore and offshore, which is particularly well suited for use in deep-water, harsh environments and severe service applications.

Forward-Looking Statements

Statements contained herein relating to future operations and financial results that are forward-looking statements, including those related to the effects of COVID-19 pandemic, market conditions, anticipated project bookings, anticipated timing of delivery of new orders, anticipated revenues, costs, cost synergies and savings, possible acquisitions, new product offerings and related revenues, share repurchases and expectations regarding operating results, are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the impact of the ongoing COVID-19 pandemic, the effects of actions taken by third parties, including, but not limited to, governmental authorities, customers, contractors and suppliers, in response to the ongoing COVID-19 pandemic, the impact of actions taken by the Organization of Petroleum Exporting Countries (OPEC) and non-OPEC nations to adjust their production levels, the general volatility of oil and natural gas prices and cyclicality of the oil and gas industry, declines in investor and lender sentiment with respect to, and new capital investments in, the oil and gas industry, project terminations, suspensions or scope adjustments to contracts, uncertainties regarding the effects of new governmental regulations, the Company’s international operations, operating risks, the impact of our customers and the global energy sector shifting some of their asset allocation from fossil-fuel production to renewable energy resources, and other factors detailed in the Company’s public filings with the SEC. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Non-GAAP Financial Information

Adjusted Net Income (Loss), Adjusted Diluted EPS, Free Cash Flow and Adjusted EBITDA are non-GAAP measures.

Adjusted Net Income (Loss) and Adjusted Diluted EPS are defined as net income (loss) and earnings per share, respectively, excluding the impact of foreign currency gains or losses as well as other significant non-cash items and certain charges and credits.

Free Cash Flow is defined as net cash provided by operating activities less net cash used in the purchase of property, plant and equipment.

Adjusted EBITDA is defined as net income excluding income taxes, interest income and expense, depreciation and amortization expense, non-cash gains or losses from foreign currency exchange rate changes as well as other significant non-cash items and other adjustments for certain charges and credits.

The Company believes that these non-GAAP measures enable it to evaluate and compare more effectively the results of our operations period over period and identify operating trends by removing the effect of its capital structure from its operating structure. In addition, the Company believes that these measures are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance, ability to pursue and service possible debt opportunities and make future capital expenditures. Adjusted Net Income (Loss), Adjusted EBITDA and Free Cash Flow do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for net income or net cash provided by operating activities, as measured under U.S. generally accepted accounting principles (“GAAP”).

See “Unaudited Non-GAAP Financial Measures” below for additional information concerning non-GAAP financial information, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements and should be read together with, and is not an alternative or substitute for, the Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

Investor Relations Contact

Blake Holcomb, Director of Investor Relations and Corporate Planning

(713) 351-4098

Blake_Holcomb@dril-quip.com

Dril-Quip, Inc.

Comparative Condensed Consolidated Income Statement

(Unaudited)

	Three months ended
	September 30, 2021	June 30, 2021	September 30, 2020
	(In thousands, except per share data)
Revenues:
Products	$53,622	$55,860	$66,451
Services	19,560	17,536	17,778
Leasing	9,815	7,401	7,066
Total revenues	82,997	80,797	91,295
Costs and expenses:
Cost of sales	62,834	61,539	67,211
Selling, general and administrative	25,265	29,593	20,843
Engineering and product development	3,510	3,722	3,983
Restructuring and other charges	-	1,000	602
(Gain) loss on sale of assets	(13)	82	14
Foreign currency transaction (gains) and losses	(1,663)	(475)	746
Total costs and expenses	89,933	95,461	93,399
Operating loss	(6,936)	(14,664)	(2,104)
Interest income	188	63	188
Interest expense	(94)	(59)	(138)
Income tax provision (benefit)	4,301	4,407	(16,380)
Net income (loss)	$(11,143)	$(19,067)	$14,326
Loss per share
Basic	$(0.31)	$(0.54)	$0.41
Diluted	$(0.31)	$(0.54)	$0.41
Depreciation and amortization	$7,899	$7,343	$7,908
Capital expenditures	$2,303	$3,112	$1,925
Weighted Average Shares Outstanding
Basic	35,387	35,387	35,049
Diluted	35,387	35,387	35,249

Dril-Quip, Inc.

Comparative Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2021	December 31, 2020
	(In thousands)
Assets:
Cash and cash equivalents	$375,172	$345,955
Other current assets	452,099	517,238
PP&E, net	224,676	234,823
Other assets	41,790	53,156
Total assets	$1,093,737	$1,151,172
Liabilities and Equity:
Current liabilities	$91,826	$85,512
Deferred Income taxes	6,194	6,779
Other long-term liabilities	15,940	17,353
Total liabilities	113,960	109,644
Total stockholders equity	979,777	1,041,528
Total liabilities and equity	$1,093,737	$1,151,172

Dril-Quip, Inc.

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) and Adjusted Diluted

Earnings (Loss) per Share and Adjusted Diluted Earnings (Loss) per Share

Adjusted Net Income (Loss) and EPS:	Three months ended
	September 30, 2021		June 30, 2021		September 30, 2020
	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share
	(In thousands, except per share amounts)
Net income (loss)	$(11,143)	$(0.31)	$(19,067)	$(0.54)	$14,326	$0.41
Adjustments (after tax):
Reverse the effect of foreign currency	(1,314)	(0.04)	(375)	(0.01)	589	0.02
Restructuring costs, including severance	-	-	790	0.02	476	0.01
(Gain) loss on sale of assets	(10)	-	65	-	11	-
Adjusted net income (loss)	$(12,467)	$(0.35)	$(18,587)	$(0.53)	$15,402	$0.44

Dril-Quip, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

Adjusted EBITDA:	Three months ended
	September 30, 2021	June 30, 2021	September 30, 2020
	(In thousands)
Net income (loss)	$(11,143)	$(19,067)	$14,326
Add:
Interest (income) expense, net	(94)	(4)	(50)
Income tax provision (benefit)	4,301	4,407	(16,380)
Depreciation and amortization expense	7,899	7,343	7,908
Restructuring costs, including severance	1,400	7,250	602
(Gain) loss on sale of assets	(13)	82	14
Foreign currency transaction (gains) and losses	(1,663)	(475)	746
Stock compensation expense	3,276	3,079	3,003
Adjusted EBITDA	$3,963	$2,615	$10,169

Dril-Quip, Inc.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

Free Cash Flow:	Three months ended
	September 30, 2021	June 30, 2021	September 30, 2020
	(In thousands)
Net cash provided (used) by operating activities	$9,323	$11,343	$13,889
Less:
Purchase of property, plant and equipment	(2,303)	(3,112)	(1,925)
Free cash flow	$7,020	$8,231	$11,964